SCHEDULE 14A
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                   INFORMATION REQUIRED IN PROXY STATEMENT

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                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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

May 5, 2003

Dear Post Associate:

For years, Post Properties was the envy of the apartment business nationwide - a distinction that would never have been possible without the hard work of each and every one of our Associates. You helped build Post Properties, and for that I thank you.

As a member of the Post family, you will also play a key role in this company's future, which is what I am fighting for today. I want our company to once again be the leader in our industry.

The current Board is trying to deflect attention from its own failure to lead, and to perform, by personally attacking me. Reflecting my determination to keep the focus where it belongs - on Post's future - I am delighted to inform you that Edward Lowenthal, a highly respected and accomplished executive in the real estate industry, has agreed to lead Post Properties as President and Chief Executive Officer if our slate of director nominees is elected.

Ed co-founded Wellsford Residential Property Trust in 1986, and co-led the company's IPO in November 1992, making it one of the first multifamily REITs to become a public company in the 1990's. From 1992 to 1997, Wellsford Residential Property grew from 5,000 to 20,000 multifamily units, and increased its capitalization from $200 million in 1992 to more than $1 billion. In May 1997, it was merged into Equity Residential Properties Trust, the largest publicly traded owner and operator of multifamily properties in the United States. Following the merger, Ed became a Trustee of Equity Residential, and he will continue to serve as a Trustee until May 30, 2003.

From 1997 to 2002, Ed was director and President of Wellsford Real Properties, Inc., a public company with over $1 billion of assets under management, including multifamily and office properties. He has significant experience in financing, acquiring, developing and selling real estate assets and operating public and private companies. In addition, Ed is a person of absolute integrity and has a true sense of commitment to doing what is right for all associates and shareholders.

In our conversations, Ed has reiterated to me his focus on bringing the pride back to Post and the Post family. Ed has also said that he expects to retain those experienced and valued associates who are committed to Post's future success and looks forward to working with you. I know that, however highly Ed thinks of

Post's associates, he will still be surprised at the commitment and dedication we in the Post family have to each other and to our company.

I know that many Post Associates who are shareholders of the company have felt intimidated by the company's current Board and management with regard to the upcoming shareholder vote.

It is unfortunate and, frankly, outrageous that the company's current Board and management are attempting to use scare tactics to prevent Associates from making an honest, thoughtful and independent decision.

IF, DESPITE THAT ATTEMPT, YOU WANT TO VOTE FOR CHANGE AT POST AND OUR SLATE OF DIRECTORS, PLEASE SIGN AND DATE THE GOLD PROXY CARD. IF YOU HAVE ALREADY MAILED YOUR WHITE PROXY AND WISH TO CHANGE YOUR VOTE, YOU HAVE EVERY LEGAL RIGHT TO DO SO. PLEASE SIGN, DATE AND MAIL THE GOLD PROXY CARD. ONLY THE LATEST DATED VOTE
WILL BE COUNTED AT THE MEETING.                     --------------------------
------------------------------

No one regrets the turmoil that this proxy contest is causing more than I do. Nevertheless, I think this effort is extremely important to all Post constituents--including you, our customers and, above all, our shareholders.

I deeply hope that you will recognize the importance and urgency of what we are doing and act accordingly--including signing and returning the GOLD proxy card as quickly as possible.



John A. Williams